Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of SunAmerica Series Trust of our report dated March 28, 2018, relating to the financial statements and financial highlights, which appears in SA MF Telecom Utility Portfolio’s and SA Legg Mason BW Large Cap Value Portfolio’s (two of the portfolios constituting SunAmerica Series Trust) Annual Report on Form N-CSR for the year ended January 31, 2018. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 3, 2018